UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2011

UNITED TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-812	06-0570975
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Financial Plaza

Hartford, Connecticut 06103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code

(860) 728-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 8, 2011, United Technologies Corporation (“UTC”) entered into a bridge credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and HSBC Bank USA, National Association, as syndication agents, Citibank, N.A., Deutsche Bank AG, BNP Paribas, Goldman Sachs Bank USA and The Royal Bank of Scotland PLC, as documentation agents, and the other lenders party thereto.

The Credit Agreement provides for a $15.0 billion bridge loan facility, which will be available for UTC to pay a portion of the cash consideration for its previously announced acquisition of Goodrich Corporation (the “Acquisition”), and to finance certain related transactions and pay related fees and expenses. The closing of the Acquisition is subject to customary closing conditions, including regulatory and Goodrich shareholder approvals. The obligations under the Credit Agreement are unsecured.

The parties entered into the Credit Agreement pursuant to commitments UTC received from various financial institutions to provide a $15.0 billion 364-day unsecured bridge facility available to finance the Acquisition, under a commitment letter executed September 21, 2011. Upon execution of the Credit Agreement, the commitments under the commitment letter have been replaced by the commitments under the Credit Agreement.

Any funding under the Credit Agreement would occur substantially concurrently with the consummation of the Acquisition, subject to customary conditions for acquisition financings of this type. Any loans under the Credit Agreement would mature on the date that is 364 days after the funding date.

Borrowings under the Credit Agreement would bear interest at a rate equal to, at UTC’s option, either an adjusted base rate or the London interbank offered rate (LIBOR), in each case plus an applicable rate, which would depend on UTC’s senior, unsecured, non-credit-enhanced, long term debt ratings. The applicable rate would increase by an additional 0.25% on the 90th day after the date any advances are made, by an additional 0.25% on the 180th day after any advances are made and by an additional 0.25% on the 270th day after any advances are made. Until the funding date, UTC will pay a commitment fee on the commitments under the Credit Agreement. UTC is scheduled to pay a duration fee of 0.50% on the amount of advances outstanding as of the 90th day after any advances are made (if the then outstanding amount of aggregate advances on that date is greater than or equal to $8 billion) and 0.25% on the amount of advances outstanding as of that date (if the then outstanding amount of aggregate advances on that date is less than $8 billion). UTC is scheduled to pay a duration fee of 0.75% and 1.00% of the amount of advances outstanding as of the 180th day and 270th day, respectively, after any advances are made.

The Credit Agreement contains provisions requiring the reduction of the commitments of the lenders and the prepayment of outstanding advances by the amount of net cash proceeds resulting from the incurrence of certain indebtedness by UTC or its subsidiaries, the issuance of certain capital stock by UTC and certain non-ordinary course sales or dispositions of assets by UTC or its subsidiaries, in each case subject to exceptions set forth in the Credit Agreement.

The Credit Agreement contains specified representations and warranties and covenants, including, among other things and subject to certain exceptions, covenants that restrict the ability of UTC and certain of its subsidiaries to create or incur liens securing money borrowed, enter into sale and leaseback transactions and engage in mergers or consolidations.

The Credit Agreement includes specified events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of material representations and warranties in any material respect, violation of covenants, cross payment-defaults, cross acceleration, bankruptcy and insolvency events and a change of control. The Credit Agreement provides that the failure to comply with certain covenants will not constitute a breach of the Credit Agreement or give rise to any rights or remedies of the administrative agent or the lenders prior to the funding date.

After the funding date, if an event of default under the Credit Agreement occurs and is continuing, the principal amount outstanding, and all accrued unpaid interest and other amounts owed, may be declared immediately due and payable.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 8, 2011, UTC entered into the Credit Agreement as described under Item 1.01 above. The description of the Agreement under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED TECHNOLOGIES CORPORATION (Registrant)

Date: November 14, 2011	By:	/s/ KATHLEEN M. HOPKO
Kathleen M. Hopko
Vice President, Secretary and Associate General Counsel